Newmont Announces Record Operating Cash Flow of $3.6 Billion and Record Annual Revenue of $10.4 Billion in 2011

Record adjusted net income of $2.2 Billion, or $4.39 per share

DENVER, Feb. 23, 2012 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") reported income from continuing operations of $0.5 billion or $1.02 per share, compared with $2.3 billion, or $4.69 per share in 2010. Adjusted net income(1) was a record $2.2 billion, or $4.39 per share in 2011, compared with $1.9 billion, or $3.85 per share a year ago. Income from continuing operations was impacted by $1.6 billion, or $3.24 per share, from the non-cash write-down of the Company's Hope Bay project in Canada. This write-down had no impact on reported operating cash flows, cash balances or proven and probable reserves of the Company.

2011 Financial Highlights:

  Record operating cash flow of $3.6 billion, up 13% from 2010;
  Record regular dividends paid to shareholders of $494 million, up 100% from 2010, representing a payout ratio of 23% of adjusted net income;
  Gold operating margin of $971 per ounce, up 32% from 2010;
  Record revenue of $10.4 billion, up 9% from 2010;
  Attributable gold(2) and copper production of 5.2 million ounces and 206 million pounds, down 4% and 37%, respectively, from 2010;
  Gold and copper costs applicable to sales ("CAS")(3) of $591 per ounce and $1.26 per pound, up 22% and 58%, respectively; and
  Record average realized gold and copper price of $1,562 per ounce and $3.54 per pound, up 28% and 3%, respectively, from 2010.

Q4 2011 Financial Highlights:

  Approved Q1 2012 dividend payable of $0.35 per share;
  Attributable gold and copper production of 1.3 million ounces and 47 million pounds, respectively;
  Gold and copper CAS of $602 per ounce and $1.58 per pound, respectively; and
  Average realized gold and copper price of $1,670 per ounce and $3.41 per pound, respectively.

"We are pleased to announce a 32% increase in our operating margin for 2011, compared to a 28% increase in our average realized gold price for the year," commented Richard O'Brien, President and CEO. "Our increasing margins provide us with the financial strength to continue to focus on returning capital to our shareholders. During 2011, we paid out an industry leading $494 million in dividends, representing 23% of adjusted net income from continuing operations," added Mr. O'Brien.

Operating Results and Outlook

In 2011, the Company reported attributable gold and copper production of 5.2 million ounces and 206 million pounds, respectively, at costs applicable to sales of $591 per ounce, and $1.26 per pound, respectively, on a co-product basis. Attributable 2011 gold production decreased 4% from 2010 levels due to lower production in the South America and Asia Pacific regions. Costs applicable to sales per ounce increased 22% over the prior year due to lower production, higher royalty and waste mining, higher co-product allocation of costs to gold and a stronger Australian dollar, partially offset by lower silver and copper by-product credits. Costs applicable to sales per pound increased 58% over the prior year due to lower production, higher waste mining at Batu Hijau and higher mill maintenance costs at Boddington, partially offset by lower co-product allocation of costs to copper.

2012 attributable gold production is expected to be approximately 5.0 million to 5.2 million ounces, with attributable copper production of 150 to 170 million pounds. The outlook reflects lower expected production at Batu Hijau in Indonesia, where the Company is currently engaged in Phase 6 stripping and plans to process lower grade stockpiles until late 2013, partially offset by higher production expected at Nevada and at Ahafo in Ghana. Costs applicable to sales for gold are expected to be between $625 and $675 per ounce due to lower expected production at Batu Hijau, combined with higher expected costs for labor, energy, royalties, and contracted services, particularly in the Asia Pacific region. Costs applicable to sales for copper are expected to be between $1.80 and $2.20 per pound of copper due to lower production at Batu Hijau.

Regional Operations

North America

Nevada - Attributable gold production was 523,000 ounces in the fourth quarter and 1.7 million ounces in 2011. Costs applicable to sales were $519 and $603 per ounce, for the fourth quarter and 2011, respectively.

Fourth quarter attributable gold production increased from the prior year quarter due to the resumption of mining at Gold Quarry, higher grade and recovery at Mill 5 and higher throughput at Juniper mill. Costs applicable to sales per ounce decreased from the prior year quarter due to slightly lower operating costs.

2011 attributable gold production increased slightly from the prior year due to the commencement of underground mining at Exodus and Pete Bajo, higher Gold Quarry production after resolution of previous geotechnical issues, and higher underground production at Leeville, partially offset by lower production from the Chukar underground mine. Total surface ore tons mined were 75% higher primarily due to completing remediation of a slope failure at Gold Quarry. Ore placed on leach pads increased 84% to 8.3 million tons due to higher leach ore tons mined from Lantern as well as re-leaching of ore at Lone Tree. Costs applicable to sales per ounce increased 7% due to higher surface mining and milling costs and higher royalties, partially offset by higher silver and copper by-product credits.

La Herradura - Attributable gold production was 56,000 ounces in the fourth quarter and 212,000 ounces in 2011. Costs applicable to sales were $609 and $527 per ounce in the fourth quarter and 2011, respectively.

Fourth quarter attributable gold production increased from the prior year quarter due to higher leach placement. Costs applicable to sales per ounce increased from the prior year quarter due to higher employee profit sharing costs, partially offset by higher production and silver by-product credits.

2011 attributable gold production increased 22% from the prior year due to higher leach placement and additional mining equipment at Herradura and Soledad-Dipolos. Costs applicable to sales per ounce increased 25% due to higher waste mining costs and higher employee profit sharing costs, partially offset by higher production and silver by-product credits.

2012 attributable gold production in North America is expected to be approximately 1.9 to 2.0 million ounces at costs applicable to sales of approximately $570 to $630 per ounce. This is in-line with prior year levels as the Company expects to complete repairs on the ventilation shaft at Leeville in Nevada and production from the Noche Buena deposit at La Herradura is expected to commence in the first half of the year.

South America

Yanacocha - Attributable gold production was 172,000 ounces in the fourth quarter and 664,000 ounces in 2011. Costs applicable to sales were $511 and $560 per ounce in the fourth quarter and 2011, respectively.

Fourth quarter attributable gold production was slightly higher than the prior year quarter. Costs applicable to sales per ounce decreased from the prior year quarter due lower operating costs and higher silver by-product credits.

2011 attributable gold production decreased 12% from the prior year due to mine sequencing resulting in lower leach placement at La Quinua, Yanacocha and Carachugo, partially offset by higher mill grade and recovery. Leach tons placed decreased 27% from 59 million tons to 43 million tons. Costs applicable to sales per ounce increased 30% from the prior year due to lower production, higher milling costs and lower silver by-product credits.

La Zanja - Attributable gold production was 15,000 ounces in the fourth quarter and 64,000 ounces in 2011.

2012 attributable gold production in South America is expected to be approximately 700,000-750,000 ounces, primarily due to lower leach production at Yanacocha. Costs applicable to sales are expected to stabilize to approximately $480 to $530 per ounce, primarily due to mine sequencing and higher mill grade.

Asia Pacific

Boddington - Attributable gold production was 205,000 ounces in the fourth quarter and 741,000 ounces in 2011. Attributable copper production was 22 million pounds in the fourth quarter and 69 million pounds in 2011. Costs applicable to sales were $749 ($599 on net basis(4)) and $682 ($548 on a net basis(4)) per ounce and $1.84 and $2.03 per pound in the fourth quarter and 2011, respectively.

Fourth quarter 2011 gold production was in-line with the prior year quarter, while copper production increased 47% due to higher throughput and grade. Costs applicable to sales per ounce increased 20% in the fourth quarter over the prior year due to higher mining and milling costs, and higher royalty costs. Costs applicable to sales per pound decreased 11% mainly due to higher production.

2011 attributable gold and copper production increased 2% and 19%, respectively, from the prior year due to higher mill throughput and higher copper grade, partially offset by lower recoveries and lower gold grade. Costs applicable to sales increased 16% per ounce and 9% per pound, respectively, due to higher mining and mill maintenance costs, higher royalty costs and a stronger Australian dollar, net of hedging gains, partially offset by higher production and higher silver by-product credits.

2012 attributable gold and copper production at Boddington is expected to be approximately 750,000-800,000 ounces and 70-80 million pounds, respectively, at costs applicable to sales of approximately $800 to $850 per ounce and $2.00 to $2.25 per pound on a co-product basis. 2012 production is expected to be in-line with 2011 levels, while higher operating costs are expected to result from higher mining and labor costs, the implementation of a carbon tax in Australia, as well as higher costs for contracted services and supplies.

Batu Hijau - Attributable gold production was 16,000 ounces in the fourth quarter and 154,000 ounces in 2011. Attributable copper production was 25 million pounds in the fourth quarter and 137 million pounds in 2011. Costs applicable to sales were $754 and $476 per ounce and $1.50 and $1.11 per pound on a co-product basis in the fourth quarter and 2011, respectively.

Fourth quarter attributable gold and copper production decreased from the prior year quarter due to lower mill throughput, grade and recovery as a result of processing more stockpiled ore. Costs applicable to sales per ounce and per pound increased from the prior year quarter due to higher labor costs as well as substantially lower grade and recovery as a result of processing more stockpiled material.

2011 attributable copper and gold production decreased 48% and 57%, respectively, from the prior year due to lower throughput, grade and recovery as a result of processing more stockpiled material, compared to high grade Phase 5 ore in 2010 and mill down time from motor replacements during the second and third quarters of 2011. Waste tons mined increased 135% as Phase 6 waste removal continues as planned. The Company expects to process primarily stockpiled ore until Phase 6 ore becomes the primary mill feed in late 2013. Costs applicable to sales increased 61% per pound and 101% per ounce due to lower production, higher waste mining and higher labor costs.

2012 attributable gold production for Batu Hijau is expected to be approximately 45,000 to 55,000 ounces, at costs applicable to sales of between $800 and $850 per ounce, while attributable copper production is expected to be approximately 80 to 90 million pounds, at costs applicable to sales of between $1.80 and $2.20 per pound. As previously disclosed(5), Newmont continues to expect processing stockpiled ore until Phase 6 ore becomes the primary mill feed commencing in late 2013.

Other Australia/New Zealand - Attributable gold production was 224,000 ounces in the fourth quarter and 1.0 million ounces in 2011. Costs applicable to sales were $807 and $664 per ounce in the fourth quarter and 2011, respectively.

Fourth quarter attributable gold production decreased from the prior year quarter due to lower throughput at Jundee and Tanami, and a lower ore grade at Waihi, partially offset by higher ore grade at Jundee and Kalgoorlie. Costs applicable to sales per ounce increased from the prior year quarter due to lower production and higher mining costs at Tanami and Waihi.

2011 attributable gold production decreased 4% from the prior year due to lower throughput at Tanami and lower grade at Waihi. Costs applicable to sales per ounce increased 22% due to lower production, higher mining and milling costs and a stronger Australian dollar, net of hedging gains.

2012 attributable gold production for other Australia/New Zealand is expected to be approximately 980,000 to 1.1 million ounces, primarily due to slightly lower production at KCGM and Jundee. Costs applicable to sales for other Australia/New Zealand are expected to increase to approximately $810 to $860 per ounce in 2012, primarily driven by a stronger forecasted Australian dollar, net of hedging gains, higher labor costs, and the implementation of a carbon tax in Australia.

Africa

Ahafo - Attributable gold production was 88,000 and 566,000 ounces during the fourth quarter and 2011, respectively. Costs applicable to sales were $520 and $474 per ounce for the fourth quarter and 2011, respectively.

Fourth quarter attributable production decreased from the prior year quarter due to lower mill grade and an increase in in-process inventory in December. Costs applicable to sales per ounce increased from the prior year quarter due to higher mining and milling costs.

2011 attributable gold production increased 4% from the prior year due to higher throughput and recovery. Ore tons mined increased 28% from a full year of production at Amoma. Costs applicable to sales per ounce increased 5% due to higher labor, commodity and royalty costs, partially offset by higher production.

2012 attributable gold production for the Africa operations is expected to increase to approximately 570,000 to 600,000 ounces due to higher ore grade. Costs applicable to sales of approximately $500 to $550 per ounce are expected for 2012, primarily as a result of higher mining and milling costs.

Capital Update

Consolidated capital expenditures were $2.8 billion in 2011, up from $1.4 billion in 2010. Attributable capital expenditures were $2.3 billion in 2011, up from $1.2 billion in 2010. Approximately $1.3 billion was spent on major projects in 2011, such as Conga in Peru, Akyem in Ghana, Tanami shaft in Australia, with the balance largely attributed to sustaining capital. The Company currently plans to spend approximately $3.0 to $3.3 billion in attributable capital expenditures in 2012, or $4.0 to $4.3 billion on a consolidated basis. Approximately 60% of expected attributable 2012 capital expenditures are allocated to growth project initiatives, including further development of Akyem, the Tanami Shaft, and potentially Conga, with the remaining 40% expected to be spent on sustaining and maintenance capital.

Advanced Projects Update

Consolidated advanced projects, research and development expenditures were $373 million in 2011, up from $216 million in 2010. In 2011, the Company increased spending to accelerate internal growth opportunities across our portfolio, including Long Canyon, Vista Vein and the Phoenix copper leach in Nevada, the Conga and Chaquicocha projects in Peru, the Merian gold project in Suriname, the Elang project in Indonesia, and Subika expansion at Ahafo in Ghana. The Company currently plans to spend approximately $475 to $525 million in advanced projects in 2012 on a consolidated basis, or $430 to $480 on an attributable basis, focused primarily on Merian, Midas, Long Canyon, Vista Vein, Elang and the Ahafo mill expansion.

2012 Outlook(6)(7)
	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
Region	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)	Expenditures ($M)

Nevada	1,725 - 1,800	$575 - $625	$650 - $750	$650 - $750
La Herradura	200 - 240	$460 - $510	$80 - $130	$80 - $130
North America	1,900 - 2,000	$570 - $630	$780 - $830	$780 - $830
Yanacocha	650 - 700	$480 - $530	$530 - $580	$270 - $310
La Zanja	40 - 50	n/a	-	-
Conga (a)	-	-	$1,150 - $1,250	$600 - $650
South America	700 - 750	$480 - $530	$1,750 - $1,950	$800 - $900
Boddington	750 - 800	$800 - $850	$215 - $245	$215 - $245
Other Australia/NZ	980 - 1,030	$810 - $860	$375 - $400	$375 - $400
Batu Hijau (e)	45 - 55	$800 - $850	$200 - $230	$95 - $105
Asia Pacific	1,775 - 1,885	$800 - $850	$800 - $900	$700 - $800
Ahafo	570 - 600	$500 - $550	$240 - $270	$240 - $270
Akyem	-	-	$370 - $420	$370 - $420
Africa	570 - 600	$500 - $550	$600 - $700	$600 - $700
Corporate/Other	-	-	$60 - $70	$60 - $70
Total Gold	5,000 - 5,200	$625 - $675 (b,c)	$4,000 - $4,300 (d)	$3,000 - $3,300
Boddington	70 - 80	$2.00 - $2.25	-	-
Batu Hijau (e)	80 - 90	$1.80 - $2.20	-	-
Total Copper	150 - 170	$1.80 - $2.20

a The future development of the Conga project remains subject to risks and uncertainties as disclosed  in the Company's cautionary statement.  Development of the Conga project has been temporarily suspended as disclosed on November 30, 2011.  Should the Company be unable to continue with the current development plan at Conga, Newmont may reprioritize and reallocate capital to development alternatives in Nevada, Australia, Ghana, and Indonesia.

b 2012 Attributable CAS Outlook is $640 - $690 per ounce.
c 2012 Net Attributable CAS Outlook (inclusive of by-product credits) is $600 - $650 per ounce.
d Includes capitalized interest of approximately $140 million.
e Assumes Batu Hijau economic interest of 44.5625% for 2012, subject to final divestiture obligations.

Key Assumptions
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$210 - $230	$210 - $230
Interest Expense	$240 - $260	$230 - $250
DD&A	$1,050 - $1,080	$890 - $920
Exploration Expense	$400 - $430	$360 - $390
Advanced Projects & R&D	$475 - $525	$430 - $480
Tax Rate	28% - 32%	28% - 32%
Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	1.00	1.00

(1)	Non-GAAP measure. See page 12 for reconciliation.
(2)	Attributable gold production was 5.185 million ounces in 2011, while attributable gold sales were 5.025 million.
(3)	Attributable gold CAS was $597 per ounce for 2011. Net attributable gold CAS (inclusive of by-product credits) was $509 per ounce for 2011.
(4)	See by-product reconciliation on page 13.
(5)	Please see Newmont's Form 10-K filed on February 24, 2011.
(6)

Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of February 23, 2012 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 14.

(7)

2012 Annual CAS, inclusive of hedge gains and losses, are expected to change by approximately $11 per ounce for every $10 change in the oil price and by approximately $4 per ounce for every $0.10 change in the Australian dollar exchange rate.

STATEMENTS OF CONSOLIDATED INCOME

	Years Ended December 31,
	2011	2010	2009
	(in millions, except per share)

Sales	$10,358	$9,540	$7,705

Costs and expenses
Costs applicable to sales(1)	3,890	3,484	3,008
Amortization	1,036	945	806
Reclamation and remediation	120	65	59
Exploration	350	218	187
Advanced projects, research and development	373	216	135
General and administrative	198	178	159
Write-down of property, plant and mine development	2,084	6	7
Other expense, net	265	261	358
	8,316	5,373	4,719
Other income (expense)
Other income, net	12	109	88
Interest expense, net
	(244)	(279)	(120)
	(232)	(170)	(32)
Income before income and mining tax and other items	1,810	3,997	2,954
Income and mining tax expense	(713)	(856)	(829)
Equity income (loss) of affiliates	11	3	(16)
Income from continuing operations	1,108	3,144	2,109
Loss from discontinued operations	(136)	(28)	(16)
Net income	972	3,116	2,093
Net income attributable to noncontrolling interests	(606)	(839)	(796)
Net income attributable to Newmont stockholders	$366	$2,277	$1,297

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$502	$2,305	$1,308
Discontinued operations	(136)	(28)	(11)
	$366	$2,277	$1,297
Income (loss) per common share
Basic:
Continuing operations	$1.02	$4.69	$2.68
Discontinued operations	(0.28)	(0.06)	(0.02)
	$0.74	$4.63	$2.66
Diluted:
Continuing operations	$1.00	$4.61	$2.68
Discontinued operations	(0.27)	(0.06)	(0.02)
	$0.73	$4.55	$2.66

Cash dividends declared per common share	$1.00	$0.50	$0.40

(1)	Excludes Amortization and Reclamation and remediation.

CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in millions)		(in millions)

Operating activities:
Net income	$(897)	$1,022	$972	$3,116
Adjustments:
Amortization	260	248	1,036	945
Stock based compensation and other non-cash benefits	17	16	79	70
Reclamation and remediation	38	21	101	65
Revaluation of contingent consideration	1	2	1	2
Loss from discontinued operations	-	28	136	28
Write-down of property, plant and mine development	2,082	1	2,084	6
Impairment of marketable securities	5	1	180	1
Deferred income taxes	(565)	(328)	(671)	(380)
Gain on asset sales, net	(13)	(10)	(81)	(64)
Other operating adjustments and write-downs	(35)	12	65	145
Net change in operating assets and liabilities	32	(168)	(311)	(754)
Net cash provided from continuing operations	925	845	3,591	3,180
Net cash used in discontinued operations	(3)	-	(7)	(13)
Net cash provided from operations	922	845	3,584	3,167
Investing activities:
Additions to property, plant and mine development	(1,006)	(430)	(2,787)	(1,402)
Acquisitions, net	(8)	(2)	(2,309)	(4)
Proceeds from sale of marketable securities	7	2	81	3
Purchases of marketable securities	(4)	(19)	(21)	(28)
Proceeds from sale of other assets	3	3	9	56
Other	(31)	29	(40)	(44)
Net cash used in investing activities	(1,039)	(417)	(5,067)	(1,419)
Financing activities:
Proceeds from debt, net	213	-	2,011	-
Repayment of debt	(187)	(156)	(2,273)	(430)
Proceeds from stock issuance, net	5	4	40	60
Sale of noncontrolling interests	-	-	-	229
Acquisition of noncontrolling interests	-	(1)	-	(110)
Dividends paid to noncontrolling interests	(100)	(102)	(117)	(462)
Dividends paid to common stockholders	(173)	(74)	(494)	(246)
Other	(24)	(2)	(21)	44
Net cash used in financing activities	(266)	(331)	(854)	(915)
Effect of exchange rate changes on cash	8	8	41	8
Net change in cash and cash equivalents	(375)	105	(2,296)	841
Cash and cash equivalents at beginning of period	2,135	3,951	4,056	3,215
Cash and cash equivalents at end of period	$1,760	$4,056	$1,760	$4,056

	CONSOLIDATED BALANCE SHEETS

	At December 31,	At December 31,
	2011	2010
	(in millions)
ASSETS
Cash and cash equivalents	$1,760	$4,056
Trade receivables	300	582
Accounts receivable	320	88
Investments	94	113
Inventories	714	658
Stockpiles and ore on leach pads	671	617
Deferred income tax assets	396	177
Other current assets	1,133	962
Current assets	5,388	7,253
Property, plant and mine development, net	15,881	12,907
Investments	1,472	1,568
Stockpiles and ore on leach pads	2,271	1,757
Deferred income tax assets	1,605	1,437
Other long-term assets	857	741
Total assets	$27,474	$25,663
LIABILITIES
Debt	$689	$259
Accounts payable	561	427
Employee-related benefits	307	288
Income and mining taxes	250	355
Other current liabilities	2,133	1,418
Current liabilities	3,940	2,747
Debt	3,624	4,182
Reclamation and remediation liabilities	1,169	984
Deferred income tax liabilities	2,147	1,488
Employee-related benefits	459	325
Other long-term liabilities	364	221
Total liabilities	11,703	9,947

EQUITY
Common stock - $1.60 par value	784	778
Additional paid-in capital	8,408	8,279
Accumulated other comprehensive income	652	1,108
Retained earnings	3,052	3,180
Newmont stockholders' equity	12,896	13,345
Noncontrolling interests	2,875	2,371
Total equity	15,771	15,716
Total liabilities and equity	$27,474	$25,663

PRODUCTION STATISTICS
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Gold
Consolidated ounces produced (thousands):
North America
Nevada	523	429	1,741	1,735
La Herradura	56	49	212	174
	579	478	1,953	1,909
South America
Yanacocha	335	331	1,293	1,462

Asia Pacific
Boddington	205	206	741	728
Batu Hijau	33	183	318	737
Other Australia/New Zealand	224	254	1,026	1,070
	462	643	2,085	2,535
Africa
Ahafo	88	137	566	545
	1,464	1,589	5,897	6,451

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	22	15	69	58
Batu Hijau	52	122	283	542
	74	137	352	600

Gold
Attributable ounces produced (thousands):
North America
Nevada	523	429	1,741	1,735
La Herradura	56	49	212	174
	579	478	1,953	1,909
South America
Yanacocha	172	170	664	750
Other South America Equity Interests	15	16	64	21
	187	186	728	771

Asia Pacific
Boddington	205	206	741	728
Batu Hijau	16	88	154	364
Other Australia/New Zealand	224	254	1,026	1,070
Other Asia Pacific Equity Interests	5	5	17	5
	450	553	1,938	2,167
Africa
Ahafo	88	137	566	545
	1,304	1,354	5,185	5,392

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	22	15	69	58
Batu Hijau	25	59	137	269
	47	74	206	327

CAS AND CAPITAL EXPENDITURES
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$519	$520	$603	$565
La Herradura	609	434	527	420
	527	511	594	551
South America
Yanacocha	511	559	560	431
Asia Pacific
Boddington	749	624	682	590
Batu Hijau	754	243	476	237
Other Australia/New Zealand	807	555	664	546
	778	505	639	474
Africa
Ahafo	520	433	474	450
Average	$602	$512	$591	$485
Attributable to Newmont	$608	$516	$597	$506
Copper
Costs Applicable to Sales ($/pound)(1)
Asia Pacific
Boddington	$1.84	$2.06	$2.03	$1.86
Batu Hijau	1.50	0.81	1.11	0.69
Average	$1.58	$0.95	$1.26	$0.80
Attributable to Newmont	$1.64	$1.07	$1.37	$0.89
(1) Excludes Amortization and Reclamation and remediation.

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Consolidated Capital Expenditures ($ million)
North America
Nevada	$179	$98	$559	$298
Hope Bay	27	27	101	115
La Herradura	26	8	81	41
	232	133	741	454
South America
Yanacocha	116	58	360	167
Conga	291	48	739	134
	407	106	1,099	301
Asia Pacific
Boddington	95	40	217	146
Batu Hijau	47	19	196	67
Other Australia/New Zealand	82	65	294	176
Other Asia Pacific	10	6	18	17
	234	130	725	406
Africa
Ahafo	45	29	116	109
Akyem	121	21	248	70
	166	50	364	179
Corporate and Other	12	11	35	34
Total - Accrual Basis	$1,051	$430	$2,964	$1,374
Change in Capital Accrual	(45)	-	(177)	28
Total - Cash Basis	$1,006	$430	$2,787	$1,402
Attributable to Newmont (Accrual Basis)	$829	$369	$2,328	$1,193

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Years ended
	December 31,		December 31,
(in millions except per share, after-tax)	2011	2010	2011	2010
Net income	$ (1,028)	$ 812	$ 366	$ 2,277
Impairment of Hope Bay assets	1,609	-	1,609	-
Other impairments/asset sales	(5)	(3)	105	(35)
Fronteer acquisition costs	-	-	18	-
Boddington contingent consideration	1	1	1	1
PTNNT community contribution	-	-	-	13
Income tax planning, net	-	(264)	(65)	(391)
Loss from discontinued operations	-	28	136	28
Adjusted net income	$ 577	$ 574	$ 2,170	$ 1,893
Net income per share, basic	$ (2.08)	$ 1.65	$ 0.74	$ 4.63
Adjusted net income per share, basic	$ 1.17	$ 1.16	$ 4.39	$ 3.85

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce/pound
	Gold			Copper
	Years Ended December 31,			Years Ended December 31,
	2011	2010	2009	2011	2010	2009
Costs applicable to sales:
Consolidated	$3,440	$3,054	$2,685	$450	$430	$323
Noncontrolling interests (1)	(442)	(395)	(391)	(171)	(169)	(174)
Attributable to Newmont	$2,998	$2,659	$2,294	$279	$261	$149

Gold/Copper sold (000 ounces/million lbs):
Consolidated	5,820	6,296	6,534	356	539	507
Noncontrolling interests (1)	(795)	(1,043)	(1,317)	(153)	(246)	(281)
Attributable to Newmont	5,025	5,253	5,217	203	293	226

Costs applicable to sales per ounce/pound:
Consolidated	$591	$485	$411	$1.26	$0.80	$0.64
Attributable to Newmont	$597	$506	$440	$1.37	$0.89	$0.66

Net attributable costs applicable to sales per ounce
	Years Ended December 31,
	2011	2010	2009
Attributable costs applicable to sales:
Gold	$2,998	$2,659	$2,294
Copper	279	261	149
	$3,277	$2,920	$2,443

Copper revenue:
Consolidated	$(1,262)	$(1,848)	$(1,319)
Noncontrolling interests (1)	542	847	730
	(720)	(1,001)	(589)
Net attributable costs applicable to sales	$2,557	$1,919	$1,854

Attributable gold ounces sold (thousands)	5,025	5,253	5,217

Net attributable costs applicable to sales per ounce	$509	$365	$356

(1) Relates to partners' interests in Batu Hijau and Yanacocha.

Reconciliation of Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Sales and Costs applicable to sales for Boddington are presented in the Condensed Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of revenue based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of sales values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of sales being derived from gold and to determine contingent consideration payments to AngloGold. The by-product method deducts copper sales from costs applicable to sales as shown in the following table:

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	Boddington	Consolidated	Boddington	Consolidated

Co-product costs applicable to sales - gold	$141	$899	$470	$3,440

Less copper margin:
Sales - copper	$63	$271	$210	$1,262
Costs applicable to sales - copper	(35)	(126)	(118)	(450)
Copper margin	$28	$145	$92	$812

By-product costs applicable to sales - gold	$113	$754	$378	$2,628

Costs applicable to sales - gold (per ounce)
Co-product	$749	$602	$682	$591
By-product	$599	$505	$548	$451

Gold ounces sold (thousands)	187	1,493	688	5,820

Boddington	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Co-product costs applicable to sales - gold	$141	$116	$470	$400

Less copper margin:
Sales - copper	$63	$45	$210	$162
Costs applicable to sales - copper	(35)	(25)	(118)	(93)
Copper margin	$28	$20	$92	$69

By-product costs applicable to sales - gold	$113	$96	$378	$331

Costs applicable to sales - gold (per ounce)
Co-product	$749	$624	$682	$590
By-product	$599	$512	$548	$487

Gold ounces sold (thousands)	187	187	688	679

Conference Call Information

Newmont Mining Corporation (NYSE: NEM) announced it will report Fourth Quarter and Year-End 2011 results after the market closes on Thursday, February 23, 2012. A conference call will be held on Friday, February 24, 2012 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.396.4180
Intl Replay Number	203.369.0506
Replay Passcode	2012

Webcast Details
URL	http://services.choruscall.com/links/newmont120224.html

Cautionary Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates and expectations regarding the Company's strategy and plans; (ii) estimates of future mineral production and sales; (iii) estimates of future operating costs, costs applicable to sales and other costs; (iv) estimates of future capital expenditures and consolidated advanced projects, research and development expenditures; and (v) the Company's exploration pipeline and expectations regarding the development, growth and exploration potential of the Company's projects, including project start dates, ramp up, life, pipeline timelines (including commencement of mining, drilling and stage gate advancement and expansion opportunities) and expected project returns; (vi) potential ounces or tons of reserves, non-reserve mineralization and potential resources; (vii) dividend payments and increases; (viii) future liquidity, cash and balance sheet expectations; and (ix) other financial outlook for the Company's operations and projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political, social and legal developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels and such supplies otherwise being available on bases consistent with the Company's current expectations; and (vii) the accuracy of our current mineral reserve and mineral resource estimates and exploration information. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to: (i) gold and other metals price volatility; (ii) currency fluctuations; (iii) increased capital and operating costs and scarcity of competition for required labor and supplies; (iv) variances in ore grade or recovery rates from those assumed in mining plans; (v) political and operational risks; (vi) community relations, conflict resolution and outcome of projects or oppositions; and (vii) governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com